The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134081
SUBJECT TO COMPLETION, DATED APRIL 1, 2008
PROSPECTUS SUPPLEMENT
(To Prospectus dated April   , 2008)
$250,000,000
Alpha Natural Resources, Inc.
  % Convertible Senior Notes due 2015

We are offering $250.0 million aggregate principal amount of our  % convertible senior notes due 2015.
We will pay  % interest per annum on the principal amount of the notes, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008. Interest will accrue on the notes from and including April   , 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.
The notes will mature on April 15, 2015, unless earlier repurchased or converted.
The notes will be convertible based on an initial conversion rate, subject to adjustment, of           shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $      per share), in certain circumstances.
Subject to earlier repurchase, holders may convert their notes prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances: (1) the notes will be convertible during any calendar quarter (and only during that quarter) after the calendar quarter ending June 30, 2008, if the closing sale price per share of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period; (3) the notes will be convertible upon the occurrence of specified corporate transactions; and (4) the notes will be convertible at any time from, and including, January 15, 2015 until the close of business on the business day immediately preceding April 15, 2015.
Upon conversion of the notes, we will pay or deliver, as the case may be, per $1,000 principal amount of notes to be converted, for each trading day in the relevant 20 trading day cash settlement averaging period (as defined herein), cash in an amount equal to the lesser of $50.00 and the daily conversion value (as defined herein) of the notes and, to the extent such daily conversion value exceeds $50.00, cash, shares of our common stock or a combination thereof, at our election.
A holder that surrenders notes for conversion in connection with a “make-whole fundamental change,” as described in this prospectus supplement, may in certain circumstances be entitled to an increased conversion rate.
The notes are not redeemable at our option prior to maturity.
Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of December 31, 2007, we had $446.9 million of total consolidated outstanding indebtedness, all of which was indebtedness of our subsidiaries to which the notes would be structurally subordinated.
The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.
Our common stock is listed on the New York Stock Exchange under the ticker symbol “ANR.” On March 31, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $43.44 per share.
Concurrently with this offering, we are offering           shares of our common stock (or a total of           shares of our common stock if the underwriters exercise their over-allotment option in full) pursuant to a separate prospectus supplement. This note offering is not contingent upon the common stock offering, and the common stock offering is not contingent upon this note offering.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and in our periodic reports filed from time to time with the Securities and Exchange Commission.

	Per Note	Total

Public offering price	%		$250,000,000
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $37.5 million aggregate principal amount of notes, solely to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about April , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

UBS Investment Bank	Citi
Co-Managers

Wachovia Securities	Wedbush Morgan Securities Inc.

BB&T Capital Markets	BMO Capital Markets	Daiwa Securities America Inc.
National City Capital Markets	PNC Capital Markets LLC	Societe Generale
April   , 2008

Prospectus Supplement

Prospectus

About this Prospectus	1
Available Information	1
Incorporation of Certain Documents by Reference	1
Special Note Regarding Forward-Looking Statements	2
Alpha Natural Resources, Inc.	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of Securities	7
Description of Common Stock	7
Description of Preferred Stock	10
Description of Warrants	11
Description of Debt Securities	11
Plan of Distribution	21
Legal Matters	22
Experts — Independent Registered Public Accounting Firm	22

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Alpha,” “the Company,” “we,” “us” and “our” or similar terms are to Alpha Natural Resources, Inc. and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of the company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Current Report on Form 8-K filed on March 6, 2008;

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 27, 2008; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on February 2, 2005, including any amendments or reports filed for the purpose of updating such description;

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	future economic or capital market conditions;

•	inherent risks of coal mining beyond our control;

•	environmental laws, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	regulatory and court decisions;

•	competition in coal markets;

•	the geological characteristics of Central and Northern Appalachian coal reserves;

•	availability of skilled employees and other employee workforce factors;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our ability to successfully integrate the operations we have acquired and/or developed with our existing operations, as well as our ability to successfully integrate operations we may acquire and/or develop in the future;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of changes in customer coal inventories;

•	changes in, renewal of and acquiring new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation performance and costs;

•	availability of mining and processing equipment and parts;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to mine properties due to defects in title on leasehold interest;

•	future legislation and changes in regulations, governmental policies or taxes;

•	changes in postretirement benefit obligations;

S-iv

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	forward sales and purchase contracts not accounted for as a hedge and are being marked to market;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business;

•	disruption in coal supplies;

•	the ability to comply with new safety and health regulations;

•	unfavorable government intervention in, or nationalization of, foreign investments;

•	our third-party suppliers may not deliver coal we purchase; and

•	other factors, including the other factors discussed in “Risk Factors.”

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus supplement. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated into them by reference. It should be read together with, and is qualified in its entirety by, the more detailed information and financial statements (and notes thereto) included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the factors discussed in the section entitled “Risk Factors” before making an investment decision.

Our Company

We are a leading Appalachian coal supplier. We produce, process and sell steam and metallurgical coal from eight regional business units, which, as of December 31, 2007, are supported by 32 active underground mines, 26 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania, as well as a road construction business in West Virginia and Virginia that recovers coal. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately.

Steam coal, which is primarily purchased by large utilities and industrial customers as fuel for electricity generation, accounted for approximately 62% of our 2007 coal sales volume. The majority of our steam coal sales volume in 2007 consisted of high Btu (above 12,500 Btu content per pound), low sulfur (sulfur content of 1.5% or less) coal, which typically sells at a premium to lower-Btu, higher-sulfur steam coal. Metallurgical coal, which is used primarily to make coke, a key component in the steel making process, accounted for approximately 38% of our 2007 coal sales volume. Metallurgical coal generally sells at a premium over steam coal because of its higher quality and its value in the steelmaking process as the raw material for coke. We believe that the use of the coal we sell will grow as demand for power and steel increases.

During 2007, we sold a total of 28.5 million tons of steam and metallurgical coal and generated coal revenues of $1,639.2 million, EBITDA of $233.8 million and net income of $27.7 million. We define and reconcile EBITDA and explain its importance in Note 3 under “Summary Consolidated Financial Data.” Our coal sales during 2007 consisted of 24.4 million tons of produced and processed coal, including 1.7 million tons purchased from third parties and processed at our processing plants or loading facilities prior to resale, and 4.1 million tons of purchased coal that we resold without processing. Approximately 64% of the purchased coal in 2007 was blended with coal produced from our mines prior to resale. Approximately 38% of our sales revenue in 2007 was derived from sales made outside the United States, primarily in Canada, Egypt, Belgium, Italy, Hungary, and Brazil.

As of December 31, 2007, we owned or leased 617.5 million tons of proven and probable coal reserves. Of our total proven and probable reserves, approximately 82% are low sulfur reserves, with approximately 57% having sulfur content below 1%. Approximately 89% of our total proven and probable reserves have a high Btu content which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total proven and probable reserves will support current production levels for more than 20 years.

Recent Developments

In March 2008, two amendments were made to our existing senior secured revolving credit facility. One amendment increased the revolving credit facility from $275.0 million to $375.0 million. The other amendment, among other things, removed us from the application of most of the restrictive covenants in order to permit us to consummate this offering and the concurrent common stock offering. As of March 31, 2008, there was $292.8 million available under the revolving credit facility. See “Description of Other Indebtedness.”

In March 2008, eleven of the Company’s subsidiaries entered consent orders with the West Virginia Department of Environmental Protection to resolve approximately 300 past violations of their respective wastewater discharge permits. The consent decrees call for payment of penalties totaling, in the aggregate, approximately $0.75 million for the past violations. The consent decrees also require submission of plans to show how the subsidiaries will “achieve compliance with permit limits for which compliance cannot be immediately achieved” and establish stipulated penalties for certain types of future wastewater permit violations. The consent decrees are subject to a 30-day public comment period before they are issued in final form. We do not believe that the consent decrees or related matters will have a material adverse effect on our business, financial condition or results of operations.

Additional Information

Our principal executive office is located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, and our telephone number is (276) 619-4410.

THE OFFERING

Issuer	Alpha Natural Resources, Inc.

Notes	$250.0 million aggregate principal amount of % convertible senior notes due 2015. We have granted to the underwriters an option to purchase up to $37.5 million aggregate principal amount of additional notes, solely to cover over-allotments, if any.

Maturity	The notes will mature on April 15, 2015, unless earlier repurchased or converted.

Interest payment dates	We will pay % interest per annum on the principal amount of the notes, payable semiannually in arrears on April 15 and October 15 of each year, starting on October 15, 2008, to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest will accrue on the notes from and including April , 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of December 31, 2007, we had $446.9 million of total consolidated outstanding indebtedness, all of which was indebtedness of our subsidiaries to which the notes would be structurally subordinated. See “Description of Notes — Ranking.”

Conversion rights	The notes will be convertible into cash or cash and shares of our common stock based on an initial conversion rate, subject to adjustment, of shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $ per share). Subject to earlier repurchase, the notes will be convertible prior to the close of business on the business day immediately preceding the maturity date only in the following circumstances and to the following extent:

• during any calendar quarter (and only during that quarter) after the calendar quarter ending June 30, 2008, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

• during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;

• if we make certain distributions on our common stock or engage in certain transactions; and

• at any time from, and including, January 15, 2015 until the close of business on the business day immediately preceding April 15, 2015.

Payment upon conversion	Upon conversion of the notes, we will pay or deliver, as the case may be, cash and, if applicable, shares of our common stock as set forth below, on the third trading day following the last trading day of such cash settlement averaging period. We will pay, with respect to each trading day in the relevant 20 trading day cash settlement averaging period, for each $1,000 principal amount of notes converted, an amount in cash equal to the lesser of (i) $50.00 and (ii) the daily conversion value of the notes converted, all calculated as described under “Description of Notes — Conversion Rights — Payment Upon Conversion.” If the daily conversion value of notes converted exceeds $50.00 on any trading day during the relevant 20 trading day cash settlement averaging period, in addition to paying the amount of cash set forth in the immediately preceding sentence, we will also pay or deliver, as the case may be, on the third trading day following the last trading day of such cash settlement averaging period, cash, shares of our common stock or a combination thereof, at our election, with a value equal to the excess of the daily conversion value over $50.00, all calculated as described under “Description of Notes — Conversion Rights — Payment Upon Conversion.” We will also deliver cash in lieu of any fractional shares of our common stock based on the closing sale price of our common stock on the last trading day of the relevant cash settlement averaging period.

The “cash settlement averaging period” with respect to any note means;

• for notes that are converted at any time on or after the 25th scheduled trading day immediately preceding the maturity date of the applicable notes, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date; and

• in all other circumstances, the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily conversion value” on a given trading day generally means one-twentieth of the product of the applicable conversion rate and the volume-weighted average price of our common stock on that trading day. See “Description of Notes — Conversion Rights.”

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change,” as described in this prospectus supplement, may in certain circumstances be entitled to an increased conversion rate. See “Description of Notes — Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

Sinking fund	None.

No redemption of notes at our option	The notes are not redeemable at our option prior to maturity.

Right of holder to require us to repurchase notes if a fundamental change occurs	If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

See “Description of Notes — Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Notes — Events of Default” in this prospectus supplement and “Description of Debt Securities — Events of Default, Notice and Waiver” in the accompanying prospectus.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent common stock offering described below, for the repurchase of up to $175 million aggregate principal amount of the 10% Senior Notes due 2012, co-issued by Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp., our wholly-owned subsidiaries, which we refer to as the senior notes, as well as for other general corporate purposes, which may include acquisitions or investments in businesses, products or technologies that are complimentary to our own and repayment of other indebtedness. See “Use of Proceeds.”

DTC eligibility	The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with the trustee on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange their interests in global security representing the notes for certificated securities. See “Description of Notes — Form, Denomination and Registration of Notes.”

Listing and trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “ANR.”

Material U.S. federal income tax considerations	For a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Consequences.”

Risk factors	In analyzing an investment in the notes we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement or the accompanying prospectus, the information set forth under “Risk Factors.”

For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of our common stock, see “Description of Our Common Stock” in the accompanying prospectus.

Concurrent Common Stock Offering

Concurrently with this offering, we are offering      shares of our common stock (or a total of      shares of our common stock if the underwriters exercise their over-allotment option in full) pursuant to a separate prospectus supplement. This note offering is not contingent upon the common stock offering and the common stock offering is not contingent upon this note offering. We expect to raise approximately $400 million in aggregate gross proceeds from the two offerings. See “Concurrent Common Stock Offering.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial and other data about us for the most recent three years. The summary consolidated financial data as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been derived from the audited consolidated financial statements and related footnotes of Alpha Natural Resources, Inc. and subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2007, or the 2007 Annual Report. The summary balance sheet data as of December 31, 2005 have been derived from the consolidated financial statements and related footnotes of Alpha Natural Resources, Inc. and subsidiaries included in our Annual Report on Form 10-K for the year ended December 31, 2005. You should read the following table in conjunction with the financial statements, the related notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2007 Annual Report and incorporated by reference herein.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, see “Risk Factors” for a discussion of risk factors that could impact our future results of operations.

	Alpha Natural Resources, Inc. and Subsidiaries
	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share and per ton amounts)

Statement of Operations Data:
Revenues:
Coal revenues	$1,639,247	$1,687,553	$1,413,174
Freight and handling revenues	205,086	188,366	185,555
Other revenues	33,241	34,743	27,926

Total revenues	1,877,574	1,910,662	1,626,655

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,354,335	1,352,450	1,184,092
Freight and handling costs	205,086	188,366	185,555
Cost of other revenues	25,817	22,982	23,675
Depreciation, depletion and amortization	159,579	140,851	73,122
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	58,605	67,952	88,132

Total costs and expenses	1,803,422	1,772,601	1,554,576

Income from operations	74,152	138,061	72,079

Other income (expense):
Interest expense	(40,215)	(41,774)	(29,937)
Interest income	2,340	839	1,064
Miscellaneous income (expense)	(93)	523	91

Total other income (expense), net	(37,968)	(40,412)	(28,782)

Income from continuing operations before income taxes and minority interest	36,184	97,649	43,297
Income tax expense (benefit)	8,629	(30,519)	18,953
Minority interest	(179)	—	2,918

Income from continuing operations	27,734	128,168	21,426
Loss from discontinued operations	—	—	(213)

Net income	$27,734	$128,168	$21,213

	Alpha Natural Resources, Inc. and Subsidiaries
	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share and per ton amounts)

Earnings per share data:
Net income (loss) per share, as adjusted(1) Basic and diluted:
Income from continuing operations	$0.43	$2.00	$0.38
Loss from discontinued operations	—	—	—

Net income per basic and diluted share	$0.43	$2.00	$0.38

Pro forma net income (loss) per share(2)
Basic and diluted:
Income from continuing operations			$0.35
Loss from discontinued operations			—

Net income per basic and diluted share			$0.35

Balance sheet data (at period end):
Cash and cash equivalents	$54,365	$33,256	$39,622
Operating and working capital	157,147	116,464	35,074
Total assets	1,210,914	1,145,793	1,013,658
Notes payable and long-term debt, including current portion	446,913	445,651	485,803
Stockholders’ equity and partners’ capital	380,836	344,049	212,765
Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$225,741	$210,081	$149,643
Investing activities	(165,203)	(160,046)	(339,387)
Financing activities	(39,429)	(56,401)	221,975
Capital expenditures	(126,381)	(131,943)	(122,342)
Other data
Production:
Produced/processed	24,203	24,827	20,602
Purchased	4,189	4,090	6,284

Total	28,392	28,917	26,886

Tons Sold:
Steam	17,565	19,050	16,674
Met	10,980	10,029	10,023

Total	28,545	29,079	26,697

Coal sales realization/ton:
Steam	$48.28	$49.05	$41.33
Met	$72.07	$75.09	$72.24

Total	$57.43	$58.03	$52.93
Cost of coal sales/ton	$47.45	$46.51	$44.35

Coal margin/ton	$9.98	$11.52	$8.58

EBITDA, as adjusted(3)	$233,817	$279,435	$145,197

(1)	Basic earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the period. Due to the Internal Restructuring on February 11, 2005 and initial public offering of common stock completed on February 18, 2005, the calculation of earnings per share for 2005 reflects certain adjustments, as described below.

The numerator for purposes of computing basic and diluted net income (loss) per share, as adjusted, includes the reported net income (loss) and a pro forma adjustment for income taxes to reflect the pro forma income taxes for ANR Fund IX Holdings, L.P.’s portion of reported pre-tax income (loss), which would have been recorded if the issuance of the shares of common stock received by the FR Affiliates in exchange for their ownership in ANR Holdings in connection with the Internal Restructuring had occurred as of January 1, 2003. For purposes of the computation of basic and diluted net income (loss) per share, as adjusted, the pro forma adjustment for income taxes only applies to the percentage interest owned by ANR Fund IX Holding, L.P., the non-taxable FR Affiliate. No pro forma adjustment for income taxes is required for the percentage interest owned by Alpha NR Holding, Inc., the taxable FR Affiliate, because income taxes have already been recorded in the historical results of operations. Furthermore, no pro forma adjustment to reported net income (loss) is necessary subsequent to February 11, 2005 because we are subject to income taxes.

The denominator for purposes of computing basic net income (loss) per share, as adjusted, reflects the retroactive impact of the common shares received by the FR Affiliates in exchange for their ownership in ANR Holdings in connection with the Internal Restructuring on a weighted-average outstanding share basis as being outstanding as of January 1, 2003. The common shares issued to the minority interest owners of ANR Holdings in connection with the Internal Restructuring, including the immediately vested shares granted to management, have been reflected as being outstanding as of February 11, 2005 for purposes of computing the basic net income (loss) per share, as adjusted. The unvested shares granted to management on February 11, 2005 that vest monthly over the two-year period from January 1, 2005 to December 31, 2006 are included in the basic net income (loss) per share, as adjusted, computation as they vest on a weighted-average outstanding share basis starting on February 11, 2005. The 33,925,000 new shares issued in connection with the initial public offering have been reflected as being outstanding since February 14, 2005, the date of the initial public offering, for purposes of computing the basic net income (loss) per share, as adjusted.

The unvested shares issued to management are considered options for purposes of computing diluted net income (loss) per share, as adjusted. Therefore, for diluted purposes, all remaining unvested shares granted to management are added to the denominator subsequent to February 11, 2005 using the treasury stock method, if the effect is dilutive. In addition, the treasury stock method is used for outstanding stock options, if dilutive, beginning with the November 10, 2004 grant of options to management to purchase units in ACM that were automatically converted into options to purchase up to 596,985 shares of Alpha Natural Resources, Inc. common stock at an exercise price of $12.73 per share.

The computations of basic and diluted net income (loss) per share, as adjusted for 2005, are set forth below:

Year Ended
December 31, 2005
(In thousands,
except per share
and per ton
amounts)

Numerator:
Reported income from continuing operations	$21,426
Deduct: Income tax effect of ANR Fund IX Holdings, L.P. income from continuing operations prior to Internal Restructuring	(91)

Income from continuing operations, as adjusted	21,335

Reported loss from discontinued operations	(213)
Add: Income tax effect of ANR Fund IX Holdings, L.P. loss from discontinued operations prior to Internal Restructuring	2

Loss from discontinued operations, as adjusted	(211)

Net income, as adjusted	$21,124

Denominator:
Weighted average shares — basic	55,664,081
Dilutive effect of stock options and restricted stock grants	385,465

Weighted average shares — diluted	56,049,546

Net income per share, as adjusted — basic and diluted:
Income from continuing operations, as adjusted	$0.38
Loss from discontinued operations, as adjusted	—

Net income per share, as adjusted	$0.38

(2)	Pro forma net income (loss) per share gives effect to the following transactions as if each of these transactions had occurred on January 1, 2004: the Nicewonder Acquisition and related debt refinancing in October 2005 and the Internal Restructuring and initial public offering in February 2005.

(3)	EBITDA is defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, is EBITDA, further adjusted for minority interest prior to our internal restructuring. EBITDA and EBITDA, as adjusted, are non-GAAP measures used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA and EBITDA, as adjusted, are not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

EBITDA and EBITDA, as adjusted, are calculated as follows (unaudited, in thousands):

	2007	2006	2005

Net income	$27,734	$128,168	$21,213
Interest expense	40,215	41,774	29,937
Interest income	(2,340)	(839)	(1,064)
Income tax expense (benefit)	8,629	(30,519)	18,860
Depreciation, depletion and amortization	159,579	140,851	73,405

EBITDA	233,817	279,435	142,351
Minority interest	—	—	2,846

EBITDA, as adjusted	$233,817	$279,435	$145,197

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. A description of the risks related to our business is included in the “Risk Factors” section of the 2007 Annual Report and other documents incorporated herein by reference. The risks and uncertainties described below are not the only ones relevant to us or an investment in the notes. Additional risks and uncertainties of which we are currently unaware, or that we currently believe are immaterial, also may become important factors that affect us. If any of these risks or the risks described below occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the notes could decline, and you may lose some or all of your investment.

Risks Related to the Notes

The notes are unsecured, effectively subordinated to all of our existing and future secured indebtedness and structurally subordinated to all liabilities of our subsidiaries, including trade payables.

The notes are unsecured, effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2007, we had $446.9 million of total consolidated outstanding indebtedness, all of which was indebtedness of our subsidiaries to which the notes would be structurally subordinated. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes — Ranking.”

In addition, our subsidiaries own substantially all of our assets, and our operations are conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes, and, as a result, the notes will be structurally subordinated to all liabilities and other obligations of our subsidiaries, including trade payables. Accordingly, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us except as otherwise described in this prospectus supplement. Our credit facility places significant limitations on our access to our subsidiaries’ assets and significant limitations on our subsidiaries’ ability to pay dividends to us, as described below under “Our ability to make payments under the notes is dependent on the ability of our subsidiaries to make cash available to us. We may not be able to repurchase the notes upon a fundamental change or to pay cash upon conversion of the notes.” For a description of our credit facility and existing indebtedness and that of our subsidiaries, see “Description of Other Indebtedness.” For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Our ability to make payments under the notes is dependent on the ability of our subsidiaries to make cash available to us. We may not be able to repurchase the notes upon a fundamental change or to pay cash upon conversion of the notes.

In addition to our obligations to make payments of principal (at maturity) and interest on the notes, if a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of notes, we must pay in cash per each $1,000 principal amount of converted notes, the lesser of $50.00 and the daily conversion value for each trading day in the relevant cash settlement averaging period. See “Description of Notes — Conversion Rights” and “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.” We may not have sufficient funds to be able to make these payments when due.

As described above under “The notes are unsecured, effectively subordinated to all of our existing and future secured indebtedness and structurally subordinated to all liabilities of our subsidiaries, including trade payables,” our subsidiaries own substantially all of our assets, and our operations are conducted through our subsidiaries. Accordingly, payment of our obligations, including under the notes, is dependent on the generation of cash flow by our subsidiaries, and in turn, the ability of our subsidiaries to make such cash available to us, by dividend, debt repayment or otherwise. None of our subsidiaries will guarantee the notes or otherwise have any obligation to pay amounts due on the notes. In the event that we do not receive distributions from our subsidiaries, we may be unable to pay when due the interest on, principal of or other amounts due on the notes.

In particular, our credit facility and indenture governing the senior notes restrict the ability of our subsidiaries to make distributions to us, subject to certain exceptions. The credit facility prohibits our subsidiaries from paying dividends or making distributions to us for purposes of making principal payments on the notes upon conversion unless certain conditions are satisfied, including compliance with certain financial performance tests, satisfaction of a $100 million minimum liquidity test and the absence of any default under the credit facility. For a description of the credit facility, the indenture governing the senior notes and our other existing indebtedness and that of our subsidiaries, see “Description of Other Indebtedness.” In addition, the terms of any other borrowing agreements that we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under the agreements.

If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes.

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of December 31, 2007, we had a total outstanding consolidated debt balance of $446.9 million, comprised of $175.0 million principal amount of our subsidiaries’ senior notes due 2012, a $233.1 million term loan under our existing senior secured credit facility and $38.8 million of other indebtedness, including $0.7 million of obligations under capital leases, $19.2 million principal amount borrowed by our subsidiary Gallatin Materials LLC for project financing and $18.9 million payable to an insurance premium finance company. In addition, under our credit facility, we had $82.2 million of letters of credit outstanding as of December 31, 2007. As adjusted to give effect to this offering and expected use of combined net proceeds to repurchase up to $175 million aggregate principal amount of the senior notes, as of December 31, 2007, we estimate we would have had approximately $521.9 million of outstanding debt (or $559.4 million, if the underwriters exercise their over-allotment option in full).

This level of indebtedness could have important consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	make it more difficult to self-insure and obtain surety bonds or letters of credit;

•	limit our ability to enter into new long-term sales contracts;

•	make it more difficult for us to pay interest and satisfy our debt obligations, including our obligations with respect to the notes, resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable and, in the case of an event of default under our secured loans, could permit the lenders to foreclose on our assets securing those loans;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, research and development, debt service requirements or other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and in the coal industry;

•	place us at a competitive disadvantage compared to less leveraged competitors; and

•	limit our ability to borrow additional funds.

If our cash flows and capital resources are insufficient to fund our debt service obligations, including our obligations under the notes, or our requirements under our other long-term liabilities, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, including on the notes. Our credit facility and the indenture for the senior notes restrict our ability to sell assets and use the proceeds from the sales. We may not be able to consummate those sales or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. Furthermore, substantially all of our material assets secure our indebtedness under our credit facility.

Any of the above factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our significant indebtedness.

We may be able to incur substantial additional indebtedness in the future under the terms of our credit facility and the indenture governing the senior notes. Our credit facility provides for a revolving line of credit of up to $375.0 million, of which $292.8 million was available as of March 31, 2008. The addition of new debt to our current debt levels could increase the related risks that we now face. For example, the spread over the variable interest rate applicable to revolving loans under our credit facility is dependent on our leverage ratio, and it would increase if our leverage ratio increases. Additional drawings under our revolving line of credit could also limit the amount available for letters of credit in support of our bonding obligations, which we will require as we develop new mines.

Declines in the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2007 and March 31, 2008, the closing trading price of our common stock on the New York Stock Exchange has ranged from a low of $12.45 per share to a high of $43.48 per share. Because the notes are potentially convertible based on the volume-weighted average price of our common stock, a decrease in the price of our common stock may depress the trading price of the notes. The risk of depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, as described in the “Risk Factors” section of our 2007 Annual Report and other documents incorporated herein by reference. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the value of the consideration paid or delivered, as the case may be, upon conversion of the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of Notes — Conversion Rights — Payment Upon Conversion,” may:

•	result in holders receiving no shares of common stock upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving shares of common stock (if any) upon conversion.

If the notes become convertible, then, upon conversion, we will pay or deliver, as the case may be, per $1,000 principal amount of notes to be converted, for each trading day in the relevant 20 trading day cash settlement averaging period, cash in an amount equal to the lesser of $50.00 and the daily conversion value of the notes and, if applicable, cash, shares of our common stock or a combination thereof, at our election, to the extent such daily conversion value exceeds $50.00.

We will pay cash and if applicable, deliver shares of common stock issuable upon conversion on the third trading day after the last trading day in the cash settlement averaging period, which will generally be at least 25 trading days after the date holders surrender their notes for conversion. In addition, because the consideration due upon conversion under net share settlement is based in part on the volume-weighted average prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you surrender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle a substantial portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of Notes — Conversion Rights — Adjustments to the Conversion Rate,” we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of stock dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness or assets; and

•	certain issuer tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition or a third-party tender or exchange offer, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock underlying your notes may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate holders for the lost option time value of the notes as a result of that fundamental change.

If a make-whole fundamental change occurs, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate will depend on the date when the make-whole fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of Notes — Conversion Rights — Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the make-whole fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

•	you surrender a note for conversion in connection with a “make-whole fundamental change” before the “make-whole conversion period” described under “Description of Notes — Conversion Rights — Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” (i.e., before the actual effective date of the make-whole fundamental change); or

•	the applicable price is greater than $ per share or less than $ per share (in each case, subject to adjustment).

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has surrendered its notes for conversion. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds      shares per $1,000 principal amount of notes. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

You will not be able to convert your notes, except during specified periods, and the value of the notes could be less than the value of the common stock underlying your notes.

Except during the period from, and including, January 15, 2015 until the close of business on the business day immediately preceding April 15, 2015, the notes are convertible only if specified conditions are met. See “Description of Notes — Conversion Rights — Conditions for Conversion.” These conditions may not be met, in which case you will not be able to convert your notes and you may not be able to receive the value of the common stock underlying the notes. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal or senior in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders either to convert their notes or require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange or automated quotation system. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

Future issuances of equity securities, including the issuance of any shares upon conversion of the notes and pursuant to outstanding options, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could cause the market price for our common stock and the trading price of the notes to decline. In addition, sales of substantial amounts of our common stock in the open market and the availability of those shares for sale could adversely affect the price of our common stock and the trading price of the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy including potential acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. As of March 28, 2008, there were:

•	648,661 shares of common stock issuable upon the exercise of stock options with a weighted-average exercise price of $17.51;

•	12,465 restricted share units issued to directors to be converted into Common Stock upon separation of services;

•	238,372 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2008; and

•	500,238 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2009; and

•	247,106 shares to be issued to recipients of performance share awards (assuming performance at a maximum level) at the end of a performance period which ends on December 31, 2010.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our Company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the notes and any common stock that holders receive upon conversion of the notes.

Concurrently with this offering, we are offering           shares of our common stock (or a total of           shares if the underwriters for such offering exercise their over-allotment option in full) pursuant to a separate prospectus supplement. This issuance of new common stock may further depress the price of our common stock, and in turn, the market price of the notes may decline.

We and our directors and executive officers have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 90 days after the date of this prospectus supplement, except with the prior written consent of UBS Securities LLC and Citigroup Global Markets Inc. Upon the expiration of the 90-day lock-up period, there will be 477,977 shares eligible for resale from time to time, subject to Securities Act restrictions and certain vesting agreements.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering, together with the net proceeds from our concurrent common stock offering, to repurchase up to $175 million aggregate principal amount of our subsidiaries’ 10% senior notes due 2012, as well as for general corporate purposes, which may include acquisitions or investments in businesses, products or technologies that are complementary to our own and repayment of other indebtedness. However, we will retain broad discretion over the use of the net proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Provisions in the indenture for the notes, our certificate of incorporation and bylaws and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as described in this prospectus supplement) occurs, holders of the notes will have the right, at their option, either to convert their notes or require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change‘(as described in this prospectus supplement), we also may be required to increase the conversion rate applicable to any notes surrendered for conversion. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity is a U.S. entity that assumes our obligations under the notes. Our credit facility and the indenture governing the senior notes impose similar restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Provisions contained in our certificate of incorporation and bylaws could also impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of us, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Common Stock” in the accompanying prospectus.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than investors’ expectations. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid a cash dividend, and we currently do not anticipate paying any cash dividends in the foreseeable future. If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make cash available to us is limited by restrictions in our credit facility and the indenture for the senior notes. Because we do not anticipate paying cash dividends for the foreseeable future, holders who receive shares of common stock upon conversion of the notes will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

You may have to pay U.S. taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash or property.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes — Adjustments to the Conversion Rate.” If we adjust the conversion rate with the effect of increasing your proportionate interest in our assets or earnings, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash or property in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Constructive Distributions.”

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if we elect to deliver shares of common stock in respect of the portion, if any, of our conversion obligation in excess of the principal amount of notes to be converted (and in that case, only as of the close of business on the last trading day of the cash settlement averaging period). For example, in the event that an amendment is proposed to our Articles of Incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record owner of the common stock, if any, deliverable upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may not be able to convert your notes, and you may not receive any shares upon conversion.

If adopted, a proposed accounting change for cash settled convertible debt instruments like the notes would likely cause our reported interest expense to increase.

In August 2007, the Financial Accounting Standards Board, or FASB, issued an exposure draft of a proposed FASB Staff Position, or Proposed FSP, reflecting new rules that would change the accounting for certain convertible debt instruments, including the notes. Under these proposed new rules, an issuer of a convertible debt instrument that may be settled entirely or partially in cash upon conversion will be required to account for the liability and equity components of the instrument separately. The debt component would be recorded at an estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability would be recorded as additional paid-in capital. As a result, the debt would be treated as if it had been issued at a discount and would subsequently be accreted to its par value over its expected life, with a rate of interest that reflects the issuer’s nonconvertible debt borrowing rate. The resulting interest expense would likely be significantly higher than the actual cash interest expense payable on the instrument. The Proposed FSP was discussed at recent FASB meetings and the FASB has approved the Proposed FSP, although the final FSP has not yet been issued. The new rules would be effective for fiscal years beginning after December 15, 2008 and would be applied retrospectively to all periods presented.

We are currently evaluating the new rules and cannot quantify the impact at this time. However, we expect to have higher interest expense starting in 2009 due to the non-cash interest expense accretion, and prior period interest expense associated with the notes would also reflect higher than previously reported interest expense due to retrospective application.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $     million (or $     million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses. In addition, we estimate that the net proceeds from the concurrent common stock offering will be approximately $     million (or $     million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent common stock offering, for the repurchase of up to $175 million aggregate principal amount of our subsidiaries’ 10% senior notes due 2012, as well as for other general corporate purposes, which may include acquisitions or investments in businesses, products or technologies that are complimentary to our own and repayment of other indebtedness. While we regularly engage in discussions regarding possible acquisitions and investments, we have no present understandings, commitments or agreements relating to any material potential acquisitions or investments. Our management will retain broad discretion over the use of the proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

PRICE RANGE OF OUR COMMON STOCK

Trading in our common stock commenced on the New York Stock Exchange on February 15, 2005 under the symbol “ANR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock reported in the New York Stock Exchange consolidated tape.

2006	High	Low

First Quarter	$23.53	$19.37
Second Quarter	26.58	17.95
Third Quarter	19.92	14.55
Fourth Quarter	16.76	14.23

2007	High	Low

First Quarter	$15.66	$12.45
Second Quarter	20.79	15.61
Third Quarter	23.23	16.52
Fourth Quarter	33.84	23.68

2008	High	Low

First Quarter	$43.48	$24.11

As of December 31, 2007, there were approximately 240 registered holders of record of our common stock, including 199 unvested restricted stock positions. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DIVIDEND POLICY

We do not presently pay dividends on our common stock, and we do not intend to pay dividends on our common stock in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

				ANR Fund IX Holdings, L.P. and
				Alpha NR Holding,
	Alpha Natural Resources, Inc.			Inc. and Subsidiaries
	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges(1)	1.81	3.11	2.22	2.24	1.38
Pro forma ratio of earnings to fixed charges(2)	2.07	N.A.	N.A.	N.A.	N.A.

(1)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investments plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.

(2)	The pro forma ratio of earnings to fixed charges for 2007 has been calculated to give pro forma effect to this offering and our application of the net proceeds from this offering, estimated to be approximately $400 million, for the repurchase of up to $175.0 million aggregate principal amount of the senior notes. See “Use of Proceeds.” The pro forma ratios do not give effect to our concurrent common stock offering and the application of the net proceeds from that offering.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2007:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance and sale of $250.0 million aggregate principal amount of % Convertible Senior Notes due 2015 in this offering, after deducting the underwriting discount and estimated offering expenses; and

•	on a pro forma as adjusted basis to give further effect to the issuance and sale of shares of our common stock in the concurrent common stock offering at a public offering price of per share, after deducting the underwriting discount and estimated offering expenses, and the use of a portion of the net proceeds to purchase up to $175.0 million aggregate principal amount of our subsidiaries’ 10% senior notes due 2012;

You should read this table with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

	As of December 31, 2007
				Pro Forma as
	Actual	As Adjusted		Adjusted
	(In thousands)

Cash and cash equivalents	$54,365	$		$

Long-term Debt:
Term loan	$233,125		$233,125		$233,125
10.0% Senior Notes due 2012	175,000		175,000		—
Convertible Senior Notes due 2015	—		250,000		250,000
Gallatin loan facility	18,500		18,500		18,500
Capital lease obligation	705		705		705
Other	700		700		700

Total long-term debt	428,030		678,030		503,030

Stockholders’ equity:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—		—		—
Common stock — par value $0.01, 100,000,000 shares authorized, 65,769,303 shares issued and outstanding actual and as adjusted as of December 31, 2007; shares issued and outstanding on a pro forma as adjusted basis as of December 31, 2007	658		658
Additional paid-in-capital	227,336		227,336
Accumulated other comprehensive loss	(22,290)		(22,290)		(22,290)
Retained earnings	175,132		175,132

Total stockholders’ equity	380,836		380,836

Total capitalization	$808,866		$808,866	$

DESCRIPTION OF NOTES

We will issue the notes under an indenture, to be dated as of April     , 2008, between us and Union Bank of California, N.A., as trustee, as supplemented by the first supplemental indenture thereto, to be dated as of April  , 2008, relating to the notes. We refer to the indenture as so supplemented as the “indenture.” The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request. The indenture is also available for inspection at the office of the trustee. The notes and the indenture, and not this description, define your legal rights as a holder of the notes.

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. For purposes of this summary, the terms “Alpha,” “we,” “us” and “our” refer only to Alpha Natural Resources, Inc. and not to any of its subsidiaries, unless we specify otherwise.

General

The notes we are offering:

•	are initially limited to $250.0 million aggregate principal amount, or $287.5 million if the underwriters exercise in full their over-allotment option;

•	bear interest at a rate of per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008, to holders of record at the close of business on the preceding April 1 and October 1, respectively, except as described below;

•	will be issued in denominations of integral multiples of $1,000 principal amount;

•	are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “— Ranking”:

•	are convertible into cash and, if applicable, shares of common stock, as described below under “— Payment Upon Conversion,” based on an initial conversion rate of shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately per share) under the conditions and subject to such adjustments described under “— Conversion Rights”;

•	are not redeemable at our option prior to maturity;

•	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

•	mature on April 15, 2015, unless previously repurchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by mailing a check to the relevant holder’s registered address.

We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, so long as such additional notes constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by this prospectus supplement and the accompanying prospectus and any such additional notes would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and in the accompanying prospectus under the heading “Description of Debt Securities — Consolidation, Merger and Sale of Assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Interest Payments

We will pay interest on the notes at a rate of      per annum, payable semi-annually in arrears on each April 15 and October 15 of each year, beginning on October 15, 2008. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding April 1 and October 1, respectively (each, a record date). Interest will accrue on the notes from and including April     , 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If notes are converted after a record date but prior to the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the interest payable on such notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after a record date but prior to the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the amount of interest payable on the corresponding interest payment date on the note being converted; provided that no such interest payment need be made to us:

•	if the note is surrendered for conversion after the record date immediately preceding the final maturity date of that note;

•	if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is tendered for conversion after such record date and on or before such interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Rights

General

If the conditions for conversion of the notes described below, including those described under “— Conditions for Conversion” and “— Conversion Procedures,” are satisfied, holders of notes may, prior to the close of business on the business day immediately preceding the maturity date and subject to prior repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our common stock, based on an initial conversion rate of      shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately      per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the volume-weighted average price per share of our common stock on the last trading day of the relevant cash settlement averaging period. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

In certain circumstances, a holder must pay interest to be received by the relevant record holder or the interest payment date immediately following the conversion date if the conversion occurs between a record date and an interest payment date. See “— Interest Payments” above.

A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the fundamental change repurchase price. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the final maturity date of the notes.

Conversion Procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of any shares of common stock due upon conversion in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.” To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures.

We will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion on the third trading day immediately following the last trading day in the “cash settlement averaging period” described below.

For a discussion of certain tax consequences to a holder that converts notes, see “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Conversion of the Notes into Cash,” “— Conversion of the Notes into Common Stock and Cash” and “— Consequences to Non-U.S. Holders — Sale, Exchange, Conversion or other Taxable Dispositions of Notes or Shares of Common Stock.”

Payment Upon Conversion

Holders that surrender their notes for conversion will receive, in respect of each $1,000 principal amount of notes so converted, cash and, if applicable, shares of our common stock in an amount equal to the sum of the “daily settlement amounts” (as defined below) for each of the 20 trading days during the relevant cash settlement averaging period. We will pay or deliver, as the case may be, the cash and, if applicable, shares of common stock on the third business day immediately following the last trading day of the relevant cash settlement averaging period.

The “cash settlement averaging period” with respect to any note means:

•	if the note is converted during the period beginning on the 25th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date; and

•	in all other circumstances, the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, in respect of each $1,000 principal amount of converted notes, consists of:

•	cash equal to the lesser of $50.00 and the “daily conversion value” (as described below); and

•	if such daily conversion value exceeds $50.00, a number of shares of our common stock (the “daily share amount”) equal to (A) the difference between such daily conversion value and $50.00, divided by (B) the “volume-weighted average price” (as defined below) of our common stock for such trading day (subject to our right to pay cash in lieu of all or a portion of such shares, as described in the immediately succeeding paragraph).

By the close of business on the business day immediately preceding the first scheduled trading day of the relevant cash settlement averaging period (or, with respect to any conversion date for notes that occurs on or after the 25th scheduled trading day immediately preceding the maturity date, on or prior to such 25th scheduled trading day), we may specify a percentage of the daily share amounts for the relevant cash settlement averaging period (or for certain specified holders with a given cash settlement averaging period) that will be settled in cash (the “cash percentage”), and we will concurrently notify you and the trustee of such cash percentage (the “cash percentage notice”). We will treat all holders with the same cash settlement averaging period in the same manner. We will not, however, have any obligation to settle our conversion obligations arising with respect to different cash settlement averaging periods in the same manner. That is, we may choose with respect to one cash settlement averaging period, for each trading day in such cash settlement averaging period, to settle the portion of the daily conversion value, if any, in excess of $50.00 solely in shares of our common stock and choose with respect to another cash settlement averaging period to settle such excess portion of the daily conversion value, if any, in cash or a combination of cash and shares of our common stock. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the relevant cash settlement averaging period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the volume-weighted average price for such trading day. The number of shares of our common stock deliverable in respect of each such trading day in the relevant cash settlement averaging period will be the daily share amount (assuming we had not specified a cash percentage) multiplied by a percentage equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the daily share amount for each trading day in such cash settlement averaging period with shares of our common stock; provided, however, that we will pay cash in lieu of any fractional shares of common stock based on the volume-weighted average price per share of our common stock on the last trading day of the cash settlement averaging period.

The “daily conversion value” on a given trading day means one-twentieth of the product of:

•	the applicable conversion rate; and

•	the volume-weighted average price per share of our common stock on that trading day.

The “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ANR.N <Equity> VAP” (or any successor thereto). If such price is not available, the volume-weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

“Trading day” means any day during which:

•	trading in our common stock generally occurs; and

•	there is no “market disruption event” (as described below).

“Market disruption event” means either:

•	a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of our then existing indebtedness. See “Risk Factors — Risks Related to the Notes — Our ability to make payments under the notes is dependent on the ability of our subsidiaries to make cash available to us. We may not be able to repurchase the notes upon a fundamental change or to pay cash upon conversion of the notes.” Our failure to pay cash on the notes when converted would result in an event of default with respect to the notes.

Conditions For Conversion

The notes will become convertible only in certain circumstances or during certain periods, which we describe below. If the notes become convertible, we will provide written notice to each holder, at its address appearing in the security register, and to the trustee and we will publicly announce, through a reputable national newswire service, and publish on our Web site, that the notes have become convertible, stating, among other things:

•	the event causing the notes to become convertible;

•	the time during which the notes will be convertible as a result of that event;

•	if that event is a transaction described under “— Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

•	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first date the notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the notes will remain convertible for an additional business day for each business day, on or after the first date the notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their notes in connection with that make-whole fundamental change, as described under “— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” then the increased conversion rate will continue to apply to holders that convert their notes during any period that the convertibility of the notes related to that make-whole fundamental change is so extended.

Holders may surrender their notes for conversion only in the circumstances described below. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the final maturity date of the notes.

Conversion Based on Price of Common Stock

Prior to the close of business on the business day immediately preceding the maturity date and subject to earlier repurchase, holders may surrender their notes for conversion during any calendar quarter (and only during that quarter) after the calendar quarter ending June 30, 2008, if the “closing sale price” (as described below) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the “ex date” (as described below) or the effective date of the event occurs, during that 30 consecutive trading day period.

“Closing sale price” on any date means the price of a share of our common stock on such date, determined (a) on the basis of the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the U.S. principal national or regional securities exchange on which our common stock is listed; or (b) if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink Sheets LLC or a similar organization. In the absence of any such report or quotation, the closing sale price shall be such price as determined by a nationally recognized independent investment banking firm retained by us for such purpose as most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of our common stock.

The “ex-date” is the first date on which the shares of our common stock (or other relevant security) trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Conversion Upon Satisfaction of the Note Trading Price Condition

Prior to the close of business on the business day immediately preceding the maturity date and subject to earlier repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “note trading price condition.”

For purposes of the note trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day means the average secondary market bid quotations obtained by the bid solicitation agent at our request for $2.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such hid, then that one bid will be used. Even still, if on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of notes from an independent nationally recognized securities dealer; or

•	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes on that trading day. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the note trading price condition is no longer satisfied. The bid solicitation agent will have no liability for the accuracy, sufficiency or availability of information it obtains or fails to obtain at our request, including any bid quotation or trading price with respect to the notes.

Conversion Upon the Occurrence of Certain Corporate Transactions

If:

•	a “fundamental change,” as described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” or a “make-whole fundamental change,” as described under “— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” occurs; or

•	we are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the following periods:

•	in the case of a “make-whole fundamental change,” the period that begins on, and includes, the 30th business day before the date we originally announce as the anticipated effective date of the make-whole fundamental change through the end of the “make-whole conversion period” described under “Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change;”

•	in the case of a “fundamental change,” the period that begins on, and includes, the 30th business day before the date we originally announce as the anticipated effective date of the fundamental change and ends on, and includes, the relevant fundamental change repurchase date for that fundamental change; or

•	in all other cases, the period that begins on, and includes, the 30th business day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction.

Holders that convert their notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate, but only if they convert their notes during the make-whole conversion period. See “— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

We will mail to holders, at their addresses appearing in the security register, and to the trustee notice of, and we will publicly announce, through a reputable national newswire service, and publish on our Web site, the anticipated effective date of any transaction described in the bullet points above. We must make this mailing, announcement and publication at least 30 business days prior to the anticipated effective date of any such transaction.

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in clause (2), (3) or (4) under “— Adjustments to the Conversion Rate” below (and in the case of an event described in clause (3) or clause (4), so long as the relevant dividend or distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the date that such distribution was first publicly announced), then we must mail to holders and to the trustee written notice of the action or event at least 30 business days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the ex date of the transaction or the expiration date for such transaction or until we announce that the transaction will not take place.

Conversion During Specified Periods

The notes may be surrendered for conversion at any time from, and including, January 15, 2015 until the close of business on the business day immediately preceding April 15, 2015 or earlier repurchase.

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales

If we reclassify our common stock or are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange, or if there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, upon conversion of the notes, (w) the portion of each daily settlement amount payable in cash shall continue to be payable in cash, (x) the portion, if any, of each daily settlement amount payable in shares of common stock shall be payable in reference property, (y) the daily conversion value will be calculated based on the value of a unit of reference property corresponding to the amount of reference property that a holder of one share of common stock would have received in the relevant transaction and (z) the volume-weighted average price and closing sale price shall be calculated with respect to a unit of reference property corresponding to the amount of reference property that a holder of one share of common stock would have received in the relevant transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the notes of the weighted average as soon as practicable after such determination is made.

Adjustments to the Conversion Rate

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	OS’ OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ =	the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ =	the number of shares of our common stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 20 calendar days from the record date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	OS0 + X OS0 + Y

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;

CR’ =	the conversion rate in effect immediately after the open of business on the ex date for such distribution;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex date for such distribution;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex date for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply, then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	x	SP0 SP0 − FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex date for such distribution;

CR’ =	the conversion rate in effect immediately after the open of business on the ex date for such distribution;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex date for the spin-off will be increased based on the following formula:

CR’	=	CR0	x	FMV + MP0 MP0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex date for the spin-off;

CR’ =	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex date for the spin-off;

FMV =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex date for the spin-off; and

MP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the ex date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this paragraph (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0 SP0 − C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex date for such dividend or distribution;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately preceding the ex date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’	=	CR0	x	AC + (SP’ x OS’) OS0 x SP’

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’ =	the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any tender or exchange offer expires, references within this paragraph (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

To the extent any of the rights, options or warrants described in clause (2) or clause (3) above are not exercised before they expire, we will readjust the conversion rate to the conversion rate that would then be in effect if such rights, options or warrants had not been distributed. If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then we will not adjust the conversion rate pursuant to the numbered paragraphs above until the earliest of these triggering events occurs.

The indenture does not require us to adjust the conversion rate for any of the transactions described in clauses (1) through (5) above if we make provision for each holder of the notes to participate in the transaction at the same time common stockholders participate without conversion as if such holder held a number of shares equal to the conversion rate in effect on the “ex date” or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of notes held by such holder.

We will not adjust the conversion rate pursuant to clauses (1) through (5) above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2008, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if a fundamental change or make-whole fundamental change, or any transaction described under “— Conversion upon the occurrence of certain corporate transactions” above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that we may establish in respect of such shares of common stock, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in clause (3) under “— Adjustments to the Conversion Rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Constructive Distributions” and “— Consequences to Non-U.S. holders — Dividends and Constructive Distributions.”

Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change

If:

•	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(h)(1) under the Exchange Act; or

•	there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the actual effective date of the make-whole fundamental change to, and including, the 40th business day after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “— Holders May Require Us to

Repurchase Their Notes Upon a Fundamental Change,” to, and including, the fundamental change repurchase date for that fundamental change, if earlier). We refer to this period as the “make-whole conversion period.”

We will mail to holders, at their addresses appearing in the security register, and to the trustee notice of, and we will publicly announce, through a reputable national newswire service, and publish on our Web site, the effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication as soon as practicable after we know the effective date of such make-whole fundamental change (but in any event within three business days after such effective date).

The Increase in the Conversion Rate

In connection with the make-whole fundamental change, we will increase the applicable conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in that make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under “— Payment Upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the applicable conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the applicable conversion rate as described under “— Adjustments to the Conversion Rate.”

	Number of Additional Shares
	(Per $1,000 Principal Amount of Notes)
	Effective Date
	April ,	April 15,	April 15,	April 15,	April 15,	April 15,	April 15,	April 15,
Applicable Price	2008	2009	2010	2011	2012	2013	2014	2015

$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

The exact applicable price and effective date may not be as set forth in the table above, in which case:

•	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two effective dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $ per share (subject to adjustment in the same manner as the applicable price as set forth above), we will not increase the applicable conversion rate; and

•	if the actual applicable price is less than $ per share (subject to adjustment in the same manner as the applicable price as set forth above), we will not increase the applicable conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the applicable conversion rate to exceed      shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Adjustments to the Conversion Rate.”

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Redemption of Notes at Our Option

The notes are not redeemable at our option prior to maturity.

Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 10 business days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the security register, to beneficial owners as required by applicable law, and to the trustee a notice regarding the fundamental change. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the applicable conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•	that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Sale, Exchange or Other Taxable Disposition of Notes” and “— Consequences to Non-U.S. Holders — Sale, Exchange, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

•	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

1. at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in the consolidation or merger consists of common stock and any associated rights (or depositary receipts representing such securities) traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

2. as a result of the consolidation or merger, the notes become convertible into cash and, if applicable, such common stock and associated rights (subject to the provisions set forth above under the heading “— Payment Upon Conversion”);

•	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other securities into which the notes are then convertible) is no longer listed for trading on a U.S. national securities exchange.

A “continuing director” means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our then existing indebtedness may prohibit our payment of the fundamental change repurchase price. See “Risk Factors — Risks Related to the Notes — Our ability to make payments under the notes is dependent on the ability of our subsidiaries to make cash available to us. We may not be able to repurchase the notes upon a fundamental change or to pay cash upon conversion of the notes.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including additional senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any notes at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

Ranking

The notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior indebtedness. However, the notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be structurally subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

Our operations are conducted through our subsidiaries. However, the notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

For a description of our existing indebtedness and that of our subsidiaries, see “Description of Other Indebtedness.”

Events of Default

In addition to those events of default described in the accompanying prospectus under the heading “Description of Debt Securities — Events of Default, Notice and Waiver,” the following are events of default under the indenture for the notes:

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “— Conversion Upon the Occurrence of Certain Corporate Transactions,” “— Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” or “— Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change”;

•	our failure to comply with the covenants and agreements described in the accompanying prospectus under the heading “Description of Debt Securities — Consolidation, Merger and Sale of Assets”;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $15.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least $15.0 million, if the judgments are not paid or discharged within 30 days; and

•	certain events of bankruptcy, insolvency or reorganization with respect to any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

Modification And Waiver

We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	change the place, manner or currency of payment of principal of, or any premium or interest on, any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

•	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes upon a fundamental change;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder in any material respect;

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	secure our obligations in respect of the notes;

•	make any change that would provide any additional rights or benefits to the holders of the notes and that does not adversely affect any such holder;

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture; or

•	conform the indenture to the description of the notes contained in this prospectus supplement.

Calculations in Respect of Notes

We and any agents we might appoint for that purpose are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the trading price of the notes, the closing sale price of our common stock, the volume-weighted average price of our common stock, the amount of cash payable or the number of shares, if any, issuable upon conversion of the notes and amounts of interest payable on the notes and adjustments to the applicable conversion rate. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required or requested by the trustee, and, absent manifest error, the trustee (in all of its capacities with regard to the notes) is entitled to rely on the accuracy of our calculations without independent verification.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, as described under the heading “Description of Debt Securities — Defeasance” in the accompanying prospectus, shall not apply to the notes.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner; provided that we not reissue or resell such notes if upon reissuance or resale, the notes would constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

Trustee and Transfer Agent

The trustee for the notes is Union Bank of California, N.A., and we have initially appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Union Bank of California, N.A. and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business. Union Bank of California, N.A. is also one of the members of the lending group in our credit facility.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is Computershare Trust Company.

Listing and Trading

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the ticker symbol “ANR.”

Form, Denomination and Registration of Notes

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “— Global Securities” below for more information. The trustee need not register the transfer of or exchange any note for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except, in the case of a partial repurchase, that portion of the notes not being repurchased.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global Securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “— Certificated Securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated Securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if (x) DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation or (y) or an event of default has occurred and is continuing and the beneficial owner of the relevant notes has requested that its notes be reissued as certificated securities.

Same-Day Settlement and Payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by mailing a check to the relevant holder’s registered address.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus supplement concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of our other indebtedness is qualified in its entirety by the terms of the actual agreements that are summarized. For more information about our obligations, commitments and contingencies, see our consolidated financial statements incorporated by reference herein and the accompanying notes thereto. For purposes of this summary, the terms “Alpha,” “we,” “us” and “our” refer only to Alpha Natural Resources, Inc. and not to any of its subsidiaries, unless we specify otherwise.

Credit Facility

In October 2005, our wholly-owned subsidiaries, Alpha NR Holding, Inc., or Holdings, as a guarantor, and Alpha Natural Resources, LLC, or ANR LLC, as the borrower, entered into a $525.0 million senior secured credit facility with the lenders party thereto and Citicorp North America, Inc., as administrative and collateral agent, including a $250.0 million term loan facility and a $275.0 million revolving credit facility. The term loan will mature in October 2012, and the revolving credit facility will terminate in October 2010. In June 2007, the credit facility was amended to, among other things, permit the merger of Holdings with and into us. In connection with the merger, we assumed all of Holdings’ obligations as a parent guarantor of ANR LLC’s obligations under the credit facility. In March 2008, two amendments were made to the credit facility. One amendment increased the revolving credit facility from $275.0 million to $375.0 million. The other amendment, among other things, removed us from the application of most of the restrictive covenants in order to permit us to consummate this offering and the concurrent common stock offering. As of March 31, 2008, there was $292.8 million available under the revolving credit facility.

All of ANR LLC’s borrowings under the credit facility are at a variable rate, so ANR LLC is exposed to the effect of rising interest rates. As of December 31, 2007, we had a $233.1 million term loan outstanding with a variable interest rate based upon the 3-month London Interbank Offered Rate (LIBOR) (4.70% at December 31, 2007) plus the applicable margin (1.75% at December 31, 2007). To reduce its exposure to rising interest rates, effective May 22, 2006, ANR LLC entered into a pay-fixed, receive variable interest rate swap on the notional amount of $233.1 million for a period of approximately six and one-half years. In effect, this swap converted the variable interest rates based on LIBOR to a fixed interest rate of 5.59% plus the applicable margin (1.75% at December 31, 2007) defined in the debt agreement for the remainder of the term loan. We account for the interest rate swap as a cash flow hedge and changes in fair value of the swap are recorded to other comprehensive income (loss). The critical terms of the swap and the underlying debt instrument that it hedges perfectly match, resulting in no hedge ineffectiveness being recognized in the income statement during the years ended December 31, 2007 and 2006. The fair value of the swap at December 31, 2007 was $15.6 million.

The credit facility imposes certain restrictions on ANR LLC and its restricted subsidiaries, including, subject to certain exceptions, restrictions on their ability to: incur debt; grant liens; enter into agreements with negative pledge clauses; provide guarantees in respect of obligations of any other person; pay dividends and make other distributions; make loans, investments, advances and acquisitions; sell assets; pay dividends or make distributions, make redemptions and repurchases of capital stock; make capital expenditures; prepay, redeem or repurchase debt; liquidate or dissolve; engage in mergers or consolidations; engage in affiliate transactions; change businesses; change fiscal year; amend certain debt and other material agreements; issue and sell capital stock of subsidiaries; engage in sale and leaseback transactions; and restrict distributions from subsidiaries. The credit facility also requires ANR LLC to satisfy two financial performance covenants: a maximum leverage ratio and a minimum interest coverage ratio. The maximum leverage ratio, defined as the ratio of consolidated debt less unrestricted cash and cash equivalents to EBITDA (or, as defined in the credit facility, Adjusted EBITDA), could not exceed 3.75:1.0 for the period of four fiscal quarters ended on each of June 30, September 30 and December 31, 2007, and must not exceed 3.50:1.0 for the period of four fiscal quarters ended on March 31, 2008 and for each period of four fiscal quarters ending on each quarter end thereafter. The minimum interest coverage ratio, defined as the ratio of Adjusted EBITDA to cash interest expense, must not be less than 2.50:1.0 for the four fiscal quarters ending on the last day of any fiscal quarter.

As noted above, the credit facility restricts our subsidiaries, including ANR LLC, from paying dividends or making distributions to us, subject to certain exceptions. The exceptions include, but are not limited to, payments of dividends or distributions to us (i) for any purpose, not to exceed $20 million per fiscal year, (ii) to make scheduled payments of interest (and fees and expenses) then due on the notes or then due in respect of any of our “qualified” debt (which means any of our debt, other than the notes, that could have been incurred instead by ANR LLC in compliance with the credit facility covenant restricting debt incurrence by ANR LLC or any of its restricted subsidiaries), (iii) to make payments of principal or premium then due in respect of any of our qualified debt as long as those payments would be permitted under the credit facility at that time if ANR LLC or a restricted subsidiary, rather than us, were the obligor of the qualified debt and were making those payments, (iv) to make payments of principal or premium on the notes not to exceed $20 million in the aggregate for the term of the credit facility that become due solely as a result of the conversion of notes (and not as a result of any reason other than conversion, such as repurchases of notes required to be made upon the occurrence of a fundamental change, as described under “Description of Notes — Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change”) and (v) so long as the payment tests described below are satisfied immediately before and after the dividends or distributions are paid, to make payments of principal or premium on the notes (in addition to those described in the preceding clause (iv)) that become due solely as a result of the conversion of notes (and not as a result of any reason other than conversion, such as repurchases of notes required to be made upon the occurrence of a fundamental change). The payment tests that must be satisfied to permit the payment of dividends or distributions to us for the purposes described in clause (v) above are: (1) ANR LLC must be in pro forma compliance with (A) each of the maximum leverage ratio test and the minimum interest coverage ratio test described in the preceding paragraph and (B) a maximum senior secured leverage ratio test (defined as the ratio of consolidated debt that is secured by a lien less unrestricted cash and cash equivalents to EBITDA (or, as defined in the credit facility, Adjusted EBITDA)) of 2.5:1.0 until January 1, 2009 and 2.0:1.0 thereafter, (2) the sum of the unused commitments under the revolving credit facility plus our unrestricted cash and cash equivalents must not be less than $100 million and (3) no event of default under the credit facility can have occurred and be continuing.

As described above, one of the March 2008 amendments to the credit facility, among other things, removed us from the application of most of the restrictive covenants in order to permit us to consummate this offering and the concurrent common stock offering. However, we remain subject to covenants that prohibit us from (i) changing our fiscal year, (ii) acquiring capital stock in any person other than ANR LLC, (iii) acquiring any division of or assets constituting a line of business of any other person or engaging in any line of business, (iv) creating liens on the capital stock of ANR LLC and (v) incurring any debt unless ANR LLC would be in pro forma compliance with the maximum leverage ratio test and the minimum interest coverage ratio test described above after giving effect to such incurrence and no default or event of default would result therefrom.

Borrowings under the credit facility are subject to mandatory prepayment (1) with 100% of the net cash proceeds received from asset sales or other dispositions of property by ANR LLC and its subsidiaries (including insurance and other condemnation proceedings), subject to certain exceptions and reinvestment provisions, and (2) with 100% of the net cash proceeds received by ANR LLC and its subsidiaries from the issuance of debt securities or other incurrence of debt, excluding certain indebtedness.

ANR LLC was in compliance with all covenants under the credit facility as of December 31, 2007. Based upon Adjusted EBITDA, ANR LLC’s leverage ratio and interest coverage ratio (as such ratios are defined in the credit facility) at December 31, 2007 were 1.56 and 6.82, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Analysis of Material Debt Covenants” in our 2007 Annual Report for a discussion and reconciliation of Adjusted EBITDA. A breach of the covenants in the credit facility that are tied to ratios based on Adjusted EBITDA could result in an event of default under the credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any acceleration under the credit facility would also result in a default under the indenture for the senior notes and the indenture governing the notes.

10% Senior Notes Due June 2012

On May 18, 2004, ANR LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp., issued $175.0 million of 10% senior notes due June 2012 in a private placement offering under Rule 144A of the Securities Act of 1933, as amended, resulting in net proceeds of approximately $171.5 million after fees and other offering costs. The senior notes are unsecured but are guaranteed fully and unconditionally on a joint and several basis by all of our wholly-owned domestic restricted subsidiaries other than the issuers of the senior notes, and us, as the parent guarantor, as a result of the merger of Holdings into us. The senior notes are our subsidiaries’ senior unsecured obligations and rank equally in right of payment to any existing and future unsecured indebtedness and rank senior in right of payment to any future subordinated or senior subordinated indebtedness. The senior notes are effectively subordinated in right of payment to our and our subsidiaries’ secured indebtedness, including borrowings under the credit facility. Interest on the senior notes is payable semi-annually in June and December.

The senior notes may be redeemed in whole or in part on or after June 1, 2008 at the prices described in the governing indenture. Any of the senior notes may be redeemed at any time before June 1, 2008 in cash at 100% of the principal amount plus accrued and unpaid interest and a make-whole premium.

The indenture governing the senior notes imposes certain restrictions on ANR LLC and its restricted subsidiaries, including, subject to certain exceptions, those restrictions described in the third paragraph under “— Credit Facility.” The indenture governing the senior notes also contains covenants that, among other things, limit the ability of ANR LLC and its restricted subsidiaries to incur additional indebtedness, make certain payments, including dividends, make certain investments, and sell certain assets or merge with or into other companies. ANR LLC was in compliance with all covenants under the indenture governing the senior notes as of December 31, 2007.

Concurrent with this offering, ANR LLC and Alpha Natural Resources Capital Corp. are conducting a tender offer for all of the outstanding $175.0 million aggregate principal amount of the senior notes.

Gallatin Loan Facility

On December 28, 2006, Gallatin Materials LLC, or Gallatin, our majority-owned subsidiary, entered into a non-recourse senior secured loan facility with Nedbank Limited to provide phase one project financing for the construction of assets in the amount of $23.2 million which includes a $20.6 million senior term loan facility and a $2.6 million senior standby term loan facility at an interest rate based upon the 6-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin of 3.5% at December 31, 2007. The final maturity date is July 26, 2016. We refer to this loan facility as the Gallatin loan facility.

The Gallatin loan facility contains financial covenants that require that we maintain the following:

•	Loan life coverage ratio greater than or equal to 1.30, defined as the ratio of the present value of future cash flow to aggregate principal amount of all outstanding loans;

•	Gearing ratio less than 1.85, defined as the ratio of outstanding net interest-bearing indebtedness to total borrower equity; and

•	Debt service cover ratio greater than 1.20, defined as the ratio of actual cash flow available for debt service to funded debt service.

Gallatin was in compliance with all covenants under the Gallatin loan facility as of December 31, 2007. As of December 31, 2007, Gallatin’s financial covenants are 4.62 and 1.31 for the loan life coverage ratio and the gearing ratio, respectively. Phase one of the project financing was not complete, therefore, the debt service cover ratio was not required. As of December 31, 2007, Gallatin had borrowed $18.5 million under this loan facility.

Other Indebtedness

We entered into a capital lease for equipment in conjunction with the purchase of substantially all of the assets of Moravian Run Reclamation Co., Inc. on April 1, 2004. The lease has a term of sixty months with monthly payments ranging from $20,000 to $60,000 with a final balloon payment of $180,000 in March 2009. The effective interest rate on this capital lease is approximately 12.15%. In our 2006 acquisition of certain coal mining operations in eastern Kentucky from Progress Fuels Corp, a subsidiary of Progress Energy, we assumed a capital lease obligation through Caterpillar Financial Services. The remaining lease term was 29 months with monthly payments of $23,000 starting in May 2006. The effective interest rate on this capital lease is approximately 4.26%. As of December 31, 2007, we owed $0.7 million under our capital lease obligations and $0.7 million under other indebtedness.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering, we are offering           shares of our common stock (or a total of           shares if the underwriters exercise their over-allotment option in full) pursuant to a separate prospectus supplement. This notes offering is not contingent upon the common stock offering and the common stock offering is not contingent upon this notes offering. We expect to raise approximately $400 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent common stock offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•	tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and investors in such entities; or alternative minimum tax consequences, if any.

Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated Interest

It is expected that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Additional Interest

Our obligation to pay you additional interest in the event that we fail to comply with certain reporting obligations to the trustee and the SEC may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make such payments is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (“IRS”). A successful challenge of this position by the IRS would affect the amount and timing of a U.S. holder’s income and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay additional interest, such interest should be taxable to a U.S. holder at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of Notes — Adjustments to the Conversion Rate” and “Description of Notes — Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no authority directly on point, the IRS may take the position that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange or Other Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A noncorporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of Notes into Our Common Stock and/or Cash

Conversion of Notes for Cash

A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under “— Sale, Exchange or Other Disposition of Notes.”

Conversion of Notes into a Combination of our Common Stock and Cash

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below. See the discussion under “Possible Effect of Changes to the Terms of the Notes” regarding consequences of the conversion of the notes into shares of a public acquiror.

Possible treatment as part conversion and part redemption.  The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as a recapitalization.  The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of

(A) the amount of cash (not including cash received in lieu of fractional shares and cash attributable to accrued interest, which will be treated in the manner describe below) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over

(B) the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Treatment of cash in lieu of a fractional share.  If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest.  Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible Effect of Changes to the Terms of the Notes

In certain situations, we may provide for the exchange of the notes into shares of an acquiror. See “Description of Notes — Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the conversion of the notes for the shares of the acquiror may be treated as a taxable event to a holder.

Dividends on the Common Stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the Common Stock and Constructive Distributions

Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange or Other Disposition of Notes or Common Stock

Any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. Holders — Conversion of Notes into Our Common Stock and/or Cash”) will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” during the applicable statutory period.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

We believe that we are currently a “United States real property holding corporation” (“USRPHC),” for U.S. federal income tax purposes. So long as our common stock is “regularly traded on an established securities market,” a non-U.S. holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on the notes or our common stock solely because of our status as a USRPHC, if such non-U.S. holder did not hold directly or indirectly either (i) more than 5% of the notes, (ii) an amount of the notes that had a fair market value greater than the fair market value on that date of 5% of our common stock or (iii) more than 5% of our common stock (including by virtue of ownership of the notes), in each case, at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period.

If our common stock was not considered to be “regularly traded on an established securities market,” or if at any time during the shorter of the five-year period preceding the date of the disposition or the non-U.S. holder’s holding period, the non-U.S. holder held directly or indirectly either (i) more than 5% of the notes, (ii) an amount of the notes that had a fair market value greater than the fair market value on that date of 5% of our common stock or (iii) more than 5% of our common stock (including by virtue of ownership of the notes), then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock or notes would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons. If our common stock was not considered to be “regularly traded on an established securities market,” a non-U.S. holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of the notes or our common stock. Non-U.S. holders described in this paragraph are urged to consult their own tax advisors in determining the U.S. tax consequences of their investment in the notes or our common stock.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “— Consequences to Non-U.S. Holders — Stated Interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Principal Amount
of % Convertible Senior
Name	Notes Due 2015

UBS Securities LLC
Citigroup Global Markets Inc.
Wachovia Capital Markets, LLC
Wedbush Morgan Securities Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
BMO Capital Markets Corp.
Daiwa Securities America Inc.
NatCity Investments, Inc.
PNC Capital Markets LLC
SG Americas Securities, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any notes are taken. However, the underwriters are not required to take or pay for any notes covered by the option of the underwriters to purchase additional notes as described below.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $      per note under the public offering price. After the notes are released to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than $250.0 million principal amount of notes, up to an additional $37.5 million principal amount of the notes at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent that such option is exercised, each underwriter will become obligated to purchase about the same percentage of such additional principal amount of notes as the principal amount listed next to its name in the preceding table bears to the total principal amount of notes listed next to the names of all underwriters in the preceding table.

The expenses of the offering, not including the underwriting discount, are estimated to be $      and are payable by us.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us for the notes. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to $37.5 million additional principal amount of notes.

	Per Note		Without Option		With Option

Public offering price		%		$250,000,000		$287,500,000
Underwriting discount		%	$		$
Proceeds, before expenses, to us		%	$		$

The notes are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

We, our directors and certain of our senior executive officers have agreed not to, without the prior written consent of the representatives on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement with the SEC relating to the offering of any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	the notes to be sold hereunder and any related filing of a registration statement or amendment or supplement thereto;

•	the issuance of shares of common stock upon conversion of the notes;

•	the issuance of our common stock in connection with the public offering of common stock concurrently with this offering;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof;

•	grants, issuances or exercises under any existing employee benefit plans or our Amended and Restated 2005 Long-Term Incentive Plan;

•	the filing of a registration statement on Form S-8 relating to shares of our common stock issued under any existing employee benefit plans; or

•	the issuance of common stock or securities exchangeable for, exercisable for or convertible into shares of common stock in connection with the acquisition of, or joint venture with, another company.

With respect to our directors and executive officers, the restrictions described in the second preceding paragraph do not apply to:

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	(1) sales or other dispositions of common stock pursuant to written trading plans designed to comply with Rule 10b5-1 under the Exchange Act that were existing on or prior to the date hereof or (2) the entry into new 10b5-1 plans, provided that no sales or other dispositions may occur under such plans until the expiration of the 90-day restricted period;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts to charitable organizations;

•	other than to charitable organizations, transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift or gifts, or as a result of testate, intestate succession or bona fide estate planning;

•	transfers of shares of common stock to a trust, partnership, limited liability company or other entity, all of the beneficial interests of which are held, directly or indirectly, by such director or executive officer; and

•	distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners or stockholders of such director or executive officer;

provided that in the case of any transfer or distribution described in the third, fourth and fifth bullets above (i) each transferee or distributee agrees to be bound by the same restrictions and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period referred to above; provided further that this clause (ii) does not apply to the third bullet above with respect any transfers by our chief executive officer to a limited partnership, trust or investment vehicle in connection with bona fide estate planning provided that the transferee agrees to be bound by these restrictions.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater principal amount of notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under their option to purchase additional notes. The underwriters can close out a covered short sale by exercising their option to purchase additional notes or purchasing the notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees, including as lenders under our credit facility. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. The representatives will allocate the notes to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus supplement and prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Alpha Natural Resources Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements refers to the Company’s change in the method of accounting and reporting for share-based payments, its method of accounting for postretirement benefits and its method of quantifying errors in 2006.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134081
SUBJECT TO COMPLETION, DATED APRIL 1, 2008

PROSPECTUS

Alpha Natural Resources, Inc.

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase equity securities; and

•	debt securities.

The common stock, preferred stock, warrants and debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Our common stock is listed on the New York Stock Exchange under the symbol “ANR”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2008.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to our common stock, preferred stock, warrants and debt securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Alpha,” “the Company,” “we,” “us” and “our” or similar terms are to Alpha Natural Resources, Inc. and its consolidated subsidiaries.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007;

•	Our Current Report on Form 8-K filed on March 6, 2008

•	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, as filed on March 27, 2008; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statements on Form 8-A, filed with the SEC on February 2, 2005, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Investor Relations
(276) 619-4410

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, in these documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;

•	future economic or capital market conditions;

•	inherent risks of coal mining beyond our control;

•	environmental laws, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	regulatory and court decisions;

•	competition in coal markets;

•	the geological characteristics of Central and Northern Appalachian coal reserves;

•	availability of skilled employees and other employee workforce factors;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our ability to successfully integrate the operations we have acquired and/or developed with our existing operations, as well as our ability to successfully integrate operations we may acquire and/or develop in the future;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of changes in customer coal inventories;

•	changes in, renewal of and acquiring new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation performance and costs;

•	availability of mining and processing equipment and parts;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to mine properties due to defects in title on leasehold interest;

•	future legislation and changes in regulations, governmental policies or taxes;

•	changes in postretirement benefit obligations;

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	forward sales and purchase contracts not accounted for as a hedge and are being marked to market;

•	indemnification of certain obligations not being met;

•	continued funding of the road construction business;

•	disruption in coal supplies;

•	the ability to comply with new safety and health regulations;

•	unfavorable government intervention in, or nationalization of, foreign investments;

•	our third-party suppliers may not deliver coal we purchase; and

•	other factors, including the other factors discussed in “Risk Factors” in our most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

ALPHA NATURAL RESOURCES, INC.

We are a leading Appalachian coal supplier. We produce, process and sell steam and metallurgical coal from eight regional business units, which, as of December 31, 2007, are supported by 32 active underground mines, 26 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania, as well as a road construction business in West Virginia and Virginia that recovers coal. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately. As of December 31, 2007, we owned or leased 617.5 million tons of proven and probable coal reserves. Of our total proven and probable reserves, approximately 82% are low sulfur reserves, with approximately 57% having sulfur content below 1%. Approximately 89% of our total proven and probable reserves have a high Btu content which creates more energy per unit when burned compared to coals with lower Btu content. We believe that our total proven and probable reserves will support current production levels for more than 20 years. We currently employ 3,640 employees.

Our principal executive office is located at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212 and our telephone number is (276) 619-4410.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

				ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc.
	Alpha Natural Resources, Inc.			and Subsidiaries
	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges(1)(2)	1.81	3.11	2.22	2.24	1.38

(1)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expensed on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense.

(2)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, warrants and debt securities that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our restated certificate of incorporation and our amended and restated bylaws, which have been filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2004 and Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2006, respectively.

Authorized Capitalization

Our authorized capital stock consists of (1) 100,000,000 shares of common stock, par value $0.01 per share, of which 66,128,148 shares were issued and outstanding as of March 28, 2008, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The following description is qualified in all respects by reference to our restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Holders.  As of December 31, 2007, there were approximately 240 holders of record of our common stock.

Voting Rights.  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights.  Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends, dividends may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. Our credit facility and the indenture governing our subsidiaries’ senior notes impose restrictions on our ability to declare dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Liquidation Rights.  Upon any dissolution, liquidation or winding up, subject to any rights of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the distribution of assets, our remaining assets and funds will be distributed ratably to the holders of common stock.

Other Matters.  The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. Shares of the capital stock of the Company may be certificated or uncertificated, as provided under the Delaware General Corporation Law (the “DGCL”).

Anti-takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Bylaws

Certain provisions of our restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Removal of Directors; Vacancies

Our amended and restated bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that except as otherwise provided in our amended and restated bylaws, any vacancies on our board of directors and newly created directorships will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation prohibits cumulative voting.

Calling of Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board, our Chief Executive Officer or by resolution of our board of directors and shall be called by our Chief Executive Officer or Secretary upon the written request of at least 10% in interest of the stockholders entitled to vote at the meeting.

Stockholder Action by Written Consent

Our amended and restated bylaws permit stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which the company first mailed its proxy materials for the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments to Our Amended and Restated Bylaws

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Our restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers, employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Corporate Opportunities

Our restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and entities affiliated with American Metals and Coal International, Inc. (the “AMCI Parties”) and their affiliates. Specifically:

•	None of the AMCI Parties, or the funds or other entities controlled by, or under common control with, them (each a “Control Stockholder”) or any director, officer, member, partner, stockholder or employee of a Control Stockholder (each a “Specified Party”) have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as we do.

•	Except as noted below, we have renounced any interest or expectancy that we may have in any potential transaction which may be a corporate opportunity for any Control Stockholder or Specified Party, as applicable, on the one hand, and us, on the other hand, and therefore, none of the Control Stockholders or Specified Parties will have any duty to communicate or offer any such corporate opportunity to us, and will be entitled to pursue or acquire such opportunity for itself, and we will have no right in or to any such opportunity. Notwithstanding the prior sentence, we have not renounced any interest or expectancy in any such corporate opportunity that is offered to any Control Stockholder or Specified Party that is also one of our directors, officers, or employees, if (i) such opportunity is expressly offered to such Control Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as our director, officer or employee; (ii) we would be permitted to undertake the opportunity under our restated certificate of incorporation, and (iii) we have sufficient financial resources and are in a line of business to undertake the opportunity.

As of March 28, 2008, the AMCI Parties do not hold any of our outstanding common stock.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “ANR.”

Authorized but Unissued Capital Stock

The DGCL generally does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

DESCRIPTION OF PREFERRED STOCK

Preferred Stock

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	whether the shares of the preferred stock being offered will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and an accompanying prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in the related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

In this section, the terms “we,” “our,” “us” and “Alpha” refer solely to Alpha Natural Resources, Inc. and not its subsidiaries. As used in this prospectus, “debt securities” means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

We may issue senior debt securities under an indenture dated as of April   , 2008 between us and Union Bank of California, N.A., as trustee. This indenture is referred to in this prospectus as the “senior indenture.” We may issue subordinated debt securities under a separate indenture dated as of April   , 2008 between us and Union Bank of California, N.A., as trustee. This indenture is referred to in this prospectus as the “subordinated indenture.” The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures.” We refer to Union Bank of California, N.A. as the “trustee” in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indentures. The indentures are exhibits to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indentures.

General

The debt securities that we may offer under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, those outstanding debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•	the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•	the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•	our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•	if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•	if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•	if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•	whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

•	if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indentures;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global securities, (ii) the form of any legend which shall be borne by such global security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Ranking

The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other senior obligations and effectively junior to all of our secured obligations to the extent of the value of the property securing those obligations. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be as set forth in this prospectus or an accompanying prospectus supplement as described below under “— Provisions Applicable to Subordinated Debt Securities — Subordination of subordinated debt securities.”

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indentures do not contain any covenants or other provisions that would limit our right to incur additional indebtedness. Except as described below, the indentures also do not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indentures will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indentures provide that we shall furnish to the trustee, within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

The indentures prohibit us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•	we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indentures on our part to be performed or observed;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indentures, and the predecessor corporation shall be released from all obligations and covenants under the indentures and the debt securities.

Events of Default, Notice and Waiver

The indentures provide that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indentures, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•	default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

•	default in the observance or performance of any other covenant or agreement contained in the indentures that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in the indentures, which will constitute an event of default when we receive a written notice without any further passage of time);

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

Notwithstanding the paragraph above, for the first 150 days immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act (which relates to the requirement that we furnish to the trustee our annual reports and other information presently filed by us under the Exchange Act) or as set forth in the paragraph under the heading, “— Reporting” above, the sole remedy for any such event of default shall be the accrual of additional interest on the debt securities at a rate per year equal to 0.50% of the outstanding principal amount of the debt securities, payable semi-annually at the same time and in the same manner as regular interest on the debt securities. In no event shall additional interest accrue at a rate per year in excess of 0.50% pursuant to the indentures, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. In addition to the accrual of such additional interest, on and after the 150th day immediately following the occurrence of an event of default resulting from our failure to comply with any obligations we may be deemed to have pursuant to section 314(a)(1) of the Trust Indenture Act or as set forth in the paragraph under the heading, “— Reporting” above, either the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the debt securities of any series then outstanding, by written notice to us and the trustee, may declare the principal amount of the debt securities of that series and any accrued and unpaid interest, including any additional interest, through the date of such declaration, to be immediately due and payable.

The indentures provide that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of that series notice of any default known to it, unless cured or waived; provided that except in the case of default in the payment of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), or interest or premium, if any, on any debt security of that series, default in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or default in the payment of any sinking fund installment with respect to debt securities of that series, the trustee will be protected in withholding the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determines that the withholding of the notice is in the interests of the holders of debt securities of that series.

The term “default” for the purpose of this provision means any event that is or with the passage of time or the giving of notice or both would become an event of default.

The indentures contain provisions entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indentures at the request of those holders. The indentures provide that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of that series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indentures include a covenant that we will file annually within 120 calendar days after the end of each fiscal year with the trustee a certificate of no default or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of that series rescind a declaration of acceleration if certain conditions are satisfied, or waive any existing default or event of default with respect to the debt securities of that series except a default not yet cured in payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or interest or premium, if any, on any debt security of that series, in the payment or delivery of any consideration due upon conversion or exchange of any debt security of that series (if applicable) or in respect of a provision that under the indentures cannot be modified or amended without the consent of the holder of each debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture or the debt securities of any series or for any remedy thereunder unless:

•	that holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have also made such a written request;

•	that holder or holders have provided indemnity satisfactory to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of that series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days of the notice.

However, these limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of, or premium or interest, if any, on the debt securities or, if applicable, payment or delivery of any consideration due upon conversion or exchange of any debt security on or after the respective due dates expressed in the debt securities after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the indentures or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder of debt securities in any material respect;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indentures as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to establish the form or terms of debt securities of any series as permitted by the indentures;

•	evidence the assumption of our obligations under the indentures and the debt securities by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indentures;

•	in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, to provide for conversion rights, exchange rights and/or repurchase rights of holders of that series in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of the assets of us or our subsidiaries substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to that series;

•	in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect;

•	secure our obligations in respect of the debt securities;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

•	comply with SEC requirements in order to effect or maintain the qualification of the indentures under the Trust Indenture Act; or

•	any other action to amend or supplement the indentures or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

In addition, except as described below, modifications and amendments of the indentures or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, or the rate of interest or the premium, payable upon the redemption of, if any, on any debt security;

•	change the place or currency of payment of principal of, or interest or premium, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity or prepayment date thereof;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a modification or amendment of the indentures or the debt securities of such series;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series whose holders must consent to a waiver of compliance with any provision of the indentures or the debt securities of such series or a waiver of any default or event of default in respect of debt securities of such series;

•	modify the provisions of the indentures with respect to modification and waiver (including waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder; or

•	any other action to modify or amend the indentures or the debt securities of any series as may be described in the prospectus supplement with respect to such series of debt securities as requiring the consent of each holder affected thereby.

With respect to subordinated debt securities, an amendment, supplement or waiver may not make any change that adversely affects the rights of any holder of such subordinated debt securities without each holder’s consent or any change that adversely affects the rights of any holder of senior debt (as described below) then outstanding unless the holders of such senior debt (or their representative) consent to such change.

Defeasance

The indentures provide that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of that series on the stated maturity date of the principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Thereafter, any such omission shall not be an event of default with respect to the debt securities of that series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of that series on the stated maturity date of the principal or installment of principal, or interest or premium, if any. Our obligations under the indentures and the debt securities of that series other than with respect to those covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of that series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We shall in any event remain liable for such payments as provided in the debt securities of that series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indentures with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•	either (a) all debt securities of that series previously authenticated and delivered under the indentures have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise), (ii) except in the case of debt securities of any series that are convertible or exchangeable, will become due and payable at their stated maturity within one year, or (iii) except in the case of debt securities of any series that are convertible or exchangeable, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•	we have paid or caused to be paid all other sums payable by us under the indentures with respect to the debt securities of that series; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indentures as to that series have been satisfied.

Regarding the Trustee

Subject to the provisions of Section 311(a) of the Trust Indenture Act regarding the collection of claims against us, the indentures contain certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indentures when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until the default is cured. However, under the Section 311(b) of the Trust Indenture Act, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indentures;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indentures do not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate that conflict or resign. Union Bank of California, N.A., is acting as the trustee both under the senior indenture and subordinated indenture. Upon a default or an event of default under either or both indentures, a conflict of interest may arise which would require the trustee to resign as trustee from either or both indentures.

Provisions Applicable to Subordinated Debt Securities

General.

The subordinated debt securities will be our unsecured obligations under the subordinated indenture and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of subordinated debt securities” or in the applicable prospectus supplement. The subordinated debt securities will also be effectively subordinated to any of our secured debt, to the extent of the value of the assets securing that debt.

Subordination of subordinated debt securities.

Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. As a result, the subordinated debt securities will be effectively subordinated to all of our senior debt and to all debt of our subsidiaries.

“Senior debt” is defined in the subordinated indenture as, with respect to any “person” (as defined in the subordinated indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the subordinated indenture or thereafter created or incurred, which is for:

•	money borrowed by such person;

•	securities, notes, debentures, bonds or other similar instruments issued by such person;

•	obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

•	obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers’ acceptance, security purchase facilities or similar credit transactions;

•	obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

•	money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

•	renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

•	obligations of the type referred to in the nine preceding bulletpoints of others secured by a lien on the property or asset of such person.

Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than holders of the subordinated debt securities.

Deferral of interest payments

The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Alpha Natural Resources Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report on the consolidated financial statements refers to the Company’s change in the method of accounting and reporting for share-based payments, its method of accounting for postretirement benefits and its method of quantifying errors in 2006.